Exhibit 99.1

News Release

For Further Information
Investor Relations:                    Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                        Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Reports Fiscal 2012 Second Quarter Results; Closes Sale of RSM McGladrey

•	Net loss from continuing operations of $0.41 per share includes net charges of $0.03 per share
•	Total revenues increase 8 percent to $129 million
•	Company announces closure of RSM McGladrey sale
•	Company repurchases and retires 4.3 percent of outstanding shares at $13.61 per share

For Immediate Release: Dec. 1, 2011

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a GAAP net loss from continuing operations for the fiscal second quarter ended Oct. 31, 2011, of $123.0 million, or $0.41 per share, compared to a net loss of $111.4 million, or $0.36 per share in the prior year period.  Results for the quarter include net after-tax charges of $8.0 million, or $0.03 per share, primarily due to the previously announced discontinuation of its ExpressTax business, as well as increased litigation costs in Tax Services.  Excluding these charges, the adjusted non-GAAP net loss from continuing operations of $115.0 million was essentially flat to the adjusted loss in the prior year.  Total revenues increased 8 percent to $129.2 million, due primarily to results from the company’s Australian tax operations.

“As we shift to focusing our efforts on growing clients and market share in our core tax business, we're disposing of non-core assets, such as RSM McGladrey and ExpressTax," said Bill Cobb, H&R Block's president and CEO. “While these moves have led to one-time charges in each of the past two quarters, they've also helped clear the decks for long-term earnings growth and improved margins. As next tax season approaches, we believe we're on the right path for continued market share gains.”

For the six months ended Oct. 31, 2011, H&R Block reported a net loss from continuing operations of $242.2 million, or $0.80 per share, compared with a loss of $239.3 million, or $0.77 cents per share in the prior year period.  Six-month revenues increased 4.7 percent to $229.8 million.

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Sale of RSM McGladrey

On Nov. 30, 2011, H&R Block completed the sale of RSM McGladrey (“RSM”) to McGladrey & Pullen, LLP (“M&P”). H&R Block will receive total proceeds of approximately $575 million, which includes closing cash proceeds of $487 million (including $12 million of cash on RSM’s closing balance sheet), a note in the principal amount of $54 million, and approximately $34 million of cash which H&R Block expects to receive by calendar-year end.  Proceeds are subject to further post-closing adjustments.  M&P assumed substantially all liabilities of the RSM business, including contingent payments and lease obligations.

The final terms and conditions are consistent to those previously announced on Aug. 23, 2011.  Differences from the previously announced purchase price of $610 million are the result of cash of approximately $35 million transferred by RSM to H&R Block prior to closing.  In addition, the sale will trigger account distributions of approximately $80 million to RSM employees who were participants in an H&R Block sponsored deferred compensation plan.

"This sale is an important step toward refocusing the company on growing clients and market share in our core tax business and improving our margins,” said Mr. Cobb. "For twelve years, our friends at McGladrey have been our partners and shared in the journey with H&R Block. I'm confident that the outstanding professionals at McGladrey will prosper in the years ahead.”

H&R Block acquired RSM in 1999. Today, RSM employs nearly 6,500 associates and professionals in more than 70 offices nationwide. BofA Merrill Lynch acted as financial advisor and Husch Blackwell LLP acted as legal advisor for H&R Block.

Beginning in the second quarter, RSM’s results are now being reported in discontinued operations.

Second Quarter Segment Results

Tax Services

Second quarter Tax Services revenues grew 9.1 percent to $121.0 million, primarily driven by results in the company’s international tax operations. The segment reported a pretax loss of $174.0 million, compared to a loss of $154.4 million a year ago.  The higher loss was primarily due to an $8 million increase in litigation costs and previously announced charges of approximately $9 million in connection with the discontinuation of ExpressTax.

Six-month segment revenues increased 4.9 percent to $212.4 million.  The pretax loss for the first six months of fiscal 2012 increased to $343.4 million, compared to a loss of $329.0 million in the prior-year period, due primarily to litigation and impairment charges.

Corporate

Corporate includes support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage

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portfolio. Corporate reported a pretax loss of $30.0 million for the second quarter ended October 31, 2011, compared to a loss of $29.2 million in the prior year.  For the first six months of fiscal 2012, a pretax loss of $61.1 million was essentially flat to the prior year loss of $61.7 million.

Discontinued Operations

Discontinued operations includes the results of RSM and Sand Canyon Corporation (“SCC”), formerly known as Option One Mortgage Corporation.  SCC ceased originating mortgage loans in December 2007 and, in April 2008, sold its servicing assets and discontinued its remaining operations.

Discontinued operations reported a second quarter net loss of $18.7 million compared to net income of $2.4 million in the prior-year period.  SCC recorded a $20 million pretax provision for estimated losses on contingent loan repurchase obligations during the quarter, in connection with increased third-party activity.  For the first six months of fiscal 2012, the net loss in discontinued obligations increased to $74.7 million, or $0.25 per share, largely due to a first quarter impairment charge which stemmed from the sale of RSM.

During the second quarter, SCC received new claims for alleged breaches of representation and warranties in the principal amount of $483 million.  SCC reviewed $61 million of claims during the quarter, with incurred losses totaling $3 million.  At Oct. 31, 2011, total claims of $537 million remain subject to review.

 “We believe SCC’s decision to increase its reserve is prudent in light of second quarter activity,” said Mr. Cobb.  “SCC has been and continues to be operated as a separate legal entity from H&R Block.  We believe SCC’s financial position is sufficient to satisfy all valid claims.”

At quarter end, SCC had net equity of approximately $287 million, in addition to an accrual for representation and warranty liabilities of $143 million.

Share Repurchases

During the second quarter, H&R Block repurchased and retired 4.3 percent of its outstanding shares at a total cost of $177.5 million, or an average purchase price of $13.61 per share.  At Oct. 31, 2011, 292.9 million shares were outstanding.  Approximately $1.2 billion remains under the company’s existing share repurchase authorization.

“I’m very pleased that we were able to take advantage of the market volatility this past quarter to repurchase more than 13 million shares.  We remain fully committed to returning capital to shareholders through both dividends and share repurchase,” said Mr. Cobb.

Conference Call

At 4:30 p.m. Eastern, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

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U.S./Canada (877) 809-6980 or International (706) 634-7287
Conference ID: 26294201

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed on the company's investor relations Web site at www.hrblock.com

A replay of the call will be available beginning at 6:30 p.m. Eastern on Dec. 1 and continuing until Dec. 15, 2011, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 26294201.  The webcast will be available for replay beginning on Dec. 2.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2011 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About H&R Block
H&R Block Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of $3.8 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

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KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2011	2010	2011	2010

Tax Services	$ 121,018	$ 110,921	$ (173,966)	$ (154,355)
Corporate and Eliminations	8,176	8,669	(29,963)	(29,161)
	$ 129,194	$ 119,590	(203,929)	(183,516)
Income tax benefit			(80,916)	(72,072)
Net loss from continuing operations			(123,013)	(111,444)
Net income (loss) from discontinued operations			(18,711)	2,395
Net loss			$ (141,724)	$ (109,049)

Basic and diluted loss per share:
Net loss from continuing operations			$ (0.41)	$ (0.36)
Net loss from discontinued operations			(0.06)	-
Net loss			$ (0.47)	$ (0.36)

Basic and diluted shares outstanding			299,895	306,804

	Six months ended October 31,
	Revenues		Income (loss)
	2011	2010	2011	2010

Tax Services	$ 212,443	$ 202,566	$ (343,449)	$ (328,979)
Corporate and Eliminations	17,374	16,859	(61,081)	(61,688)
	$ 229,817	$ 219,425	(404,530)	(390,667)
Income tax benefit			(162,362)	(151,415)
Net loss from continuing operations			(242,168)	(239,252)
Net loss from discontinued operations			(74,654)	(478)
Net loss			$ (316,822)	$ (239,730)

Basic and diluted loss per share:
Net loss from continuing operations			$ (0.80)	$ (0.77)
Net loss from discontinued operations			(0.25)	-
Net loss			$ (1.05)	$ (0.77)

Basic and diluted shares outstanding			302,693	313,247

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
In August 2011, our Board of Directors approved a non-binding letter of intent to sell substantially all assets of RSM McGladrey, Inc. (RSM) to McGladrey and Pullen LLP (M&P) and, on November 30, 2011, the sale of RSM was completed. At closing we received cash proceeds totaling $475.0 million, a short-term receivable of $34.0 million and a note in the principal amount of $54.0 million. The final purchase price is subject to further post-closing adjustments. M&P also assumed substantially all liabilities of RSM, including contingent payments and lease obligations. We have indemnified M&P for certain litigation matters and certain obligations related primarily to previously sold RSM subsidiaries. In the first quarter we recorded an $85.4 million impairment of goodwill in connection with the sale of RSM. The net loss ultimately resulting from the divestiture of RSM will be based on post-closing adjustments to the purchase price, as well as the additional realization of tax benefits related to the sale. In the first quarter, we also announced we were evaluating strategic alternatives for RSM EquiCo, Inc. (EquiCo), and recorded a $14.3 million impairment of goodwill related to this business.
As of October 31, 2011, these businesses are presented as discontinued operations and the assets and liabilities of the businesses being sold are presented as held-for-sale in the condensed consolidated financial statements. All periods presented in our condensed consolidated balance sheets and statements of operations have been reclassified to reflect our discontinued operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited, amounts in thousands, except per share data

	October 31,	April 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 572,611	$ 1,677,844
Cash and cash equivalents - restricted	37,524	48,383
Receivables, net	128,062	230,172
Prepaid expenses and other current assets	218,054	191,360
Assets of discontinued operations, held for sale	729,153	900,328
Total current assets	1,685,404	3,048,087

Mortgage loans held for investment, net	450,137	485,008
Investments in available-for-sale securities	306,310	163,836
Property and equipment, net	257,870	255,298
Intangible assets, net	262,106	275,342
Goodwill	438,403	434,151
Other assets	576,283	627,731
Total assets	$ 3,976,513	$ 5,289,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 723,318	$ 852,220
Accounts payable, accrued expenses and other current liabilities	581,069	550,982
Accrued salaries, wages and payroll taxes	46,588	208,748
Accrued income taxes	135,858	458,911
Current portion of long-term debt	30,735	557
Commercial paper borrowings	39,990	-
Federal Home Loan Bank borrowings	25,000	25,000
Liabilities of discontinued operations, held for sale	199,030	241,562
Total current liabilities	1,781,588	2,337,980

Long-term debt	1,009,196	1,039,527
Other noncurrent liabilities	322,907	462,372
Total liabilities	3,113,691	3,839,879

Stockholders' equity:
Common stock, no par, stated value $.01 per share	3,994	4,124
Additional paid-in capital	799,270	812,666
Accumulated other comprehensive income	4,359	11,233
Retained earnings	2,080,162	2,658,103
Less treasury shares, at cost	(2,024,963)	(2,036,552)
Total stockholders' equity	862,822	1,449,574
Total liabilities and stockholders' equity	$ 3,976,513	$ 5,289,453

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2011	2010	2011	2010
Revenues:
Service revenues	$ 109,983	$ 99,840	$ 193,003	$ 181,355
Product and other revenues	9,290	9,253	16,553	17,416
Interest income	9,921	10,497	20,261	20,654
	129,194	119,590	229,817	219,425

Expenses:
Cost of revenues:
Compensation and benefits	61,438	61,859	108,659	120,764
Occupancy and equipment	86,551	88,318	170,054	171,188
Depreciation and amortization of property and equipment	16,652	18,468	33,124	36,881
Provision for bad debt and loan losses	8,200	9,365	15,491	18,726
Interest	22,873	22,992	45,809	45,887
Other	31,899	30,973	67,060	64,204
	227,613	231,975	440,197	457,650
Impairment of goodwill	4,257	-	4,257	-
Selling, general and administrative expenses	103,755	74,983	196,408	159,562
	335,625	306,958	640,862	617,212

Operating loss	(206,431)	(187,368)	(411,045)	(397,787)
Other income, net	2,502	3,852	6,515	7,120

Loss from continuing operations before tax benefit	(203,929)	(183,516)	(404,530)	(390,667)
Income tax benefit	(80,916)	(72,072)	(162,362)	(151,415)

Net loss from continuing operations	(123,013)	(111,444)	(242,168)	(239,252)
Net income (loss) from discontinued operations	(18,711)	2,395	(74,654)	(478)

Net loss	$ (141,724)	$ (109,049)	$ (316,822)	$ (239,730)

Basic and diluted loss per share:
Net loss from continuing operations	$ (0.41)	$ (0.36)	$ (0.80)	$ (0.77)
Net loss from discontinued operations	(0.06)	-	(0.25)	-
Net loss	$ (0.47)	$ (0.36)	$ (1.05)	$ (0.77)

Basic and diluted shares outstanding	299,895	306,804	302,693	313,247

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Six months ended October 31,
	2011	2010

Net cash used in operating activities	$ (582,628)	$ (548,001)

Cash flows from investing activities:
Purchases of available-for-sale securities	(155,159)	-
Principal repayments on mortgage loans held for investment, net	22,978	30,829
Purchases of property and equipment, net	(40,510)	(35,005)
Payments made for business acquisitions, net of cash acquired	(8,164)	(43,310)
Proceeds from sales of businesses, net	37,036	58,834
Franchise loans:
Loans funded	(27,682)	(64,851)
Payments received	7,447	8,673
Other, net	36,934	28,195
Net cash used in investing activities	(127,120)	(16,635)

Cash flows from financing activities:
Repayments of commercial paper	(37,989)	(75,000)
Proceeds from commercial paper	77,979	114,490
Customer banking deposits, net	(129,285)	77,023
Dividends paid	(91,446)	(95,068)
Repurchase of common stock, including shares surrendered	(180,222)	(283,470)
Proceeds from exercise of stock options, net	(430)	1,493
Other, net	(28,057)	(21,352)
Net cash used in financing activities	(389,450)	(281,884)

Effects of exchange rates on cash	(6,035)	2,221

Net decrease in cash and cash equivalents	(1,105,233)	(844,299)
Cash and cash equivalents at beginning of the period	1,677,844	1,804,045
Cash and cash equivalents at end of the period	$ 572,611	$ 959,746

Supplementary cash flow data:
Income taxes paid, net of refunds received	$ 122,832	$ 103,803
Interest paid on borrowings	27,748	30,933
Interest paid on deposits	3,323	3,828
Transfers of foreclosed loans to other assets	4,438	11,185
Accrued additions to property and equipment	10,798	4,141

NON-GAAP RECONCILIATION
Unaudited, amounts in millions, except per share amounts

    We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

	Three months ended October 31,
	2011		2010
	After-tax	Per share	After-tax	Per share

Net loss from continuing operations - as reported	$ (123.0)	$ (0.41)	$ (111.4)	$ (0.36)

Add back (net of tax):
Goodwill and intangibles impairment	5.0	0.02	-	-
Loss contingencies - litigation	4.9	0.02	0.5	-
Other (1)	(1.9)	(0.01)	(4.7)	(0.02)
	8.0	0.03	(4.2)	(0.02)

Net loss from continuing operations - as adjusted	$ (115.0)	$ (0.38)	$ (115.6)	$ (0.38)

Basic and diluted shares		299.9		306.8

	Six months ended October 31,
	2011		2010
	After-tax	Per share	After-tax	Per share

Net loss from continuing operations - as reported	$ (242.2)	$ (0.80)	$ (239.3)	$ (0.77)

Add back (net of tax):
Goodwill and intangibles impairment	5.0	0.02	-	-
Loss contingencies - litigation	13.9	0.05	0.5	-
Severance	-	-	16.9	0.05
Other (1)	(3.2)	(0.01)	(6.3)	(0.03)
	15.7	0.06	11.1	0.02

Net loss from continuing operations - as adjusted	$ (226.5)	$ (0.74)	$ (228.2)	$ (0.75)

Basic and diluted shares		302.7		313.2

(1) Represents gains on sales of certain company-owned offices and gains on residual interests in securitizations.